Exhibit 99.1

NPS Pharmaceuticals Reports 2012 Financial Results and 2013 Guidance

-- Gattex® (teduglutide [rDNA Origin]) for injection now launched in the U.S. for the treatment of adult short bowel syndrome --

-- Conference call today at 4:30 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--February 21, 2013--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, reported its results for the fourth quarter and year ended December 31, 2012.

Financial Highlights

  NPS reported a net loss of $12.2 million or $0.14 per diluted share for the fourth quarter of 2012, compared to a net loss of $8.6 million or $0.10 per diluted share for the fourth quarter of 2011. For the full year, NPS reported a net loss of $18.7 million in 2012 versus a net loss of $36.3 million in 2011.
  The company’s full-year financial results were positively impacted by $25 million in revenue related to the sale to Amgen of its rights to receive royalties from Amgen for any sales of Sensipar®/Mimpara® earned after December 31, 2018.
  Cash and investments totaled $100.7 million at December 31, 2012, compared with $162.2 million at December 31, 2011. The company’s cash and investments balance exceeded its guidance to end the year with at least $92 million of cash and investments.

“We executed our business plan exceptionally well in 2012 and secured FDA approval of our first proprietary product, Gattex®,” said Francois Nader, M.D., president and chief executive officer of NPS Pharmaceuticals. “The launch of Gattex is underway as the first and only long-term treatment for adult short bowel syndrome, an ultra-orphan and highly debilitating disorder. Gattex has tremendous potential to transform patients’ lives and grow our business substantially. In the year ahead, we look forward to providing updates on our launch progress, reporting results from our STEPS 2 study, and beginning a pediatric development program for Gattex. We are also preparing for other important milestones including the submission of our Biologics License Application for our second proprietary product, Natpara®, as the first replacement therapy for hypoparathyroidism.”

Dr. Nader added: “It is especially notable that our royalty-based portfolio continues to provide an important financial foundation for our business, including our Sensipar royalty agreement with Amgen that is now generating more than $64 million in annual cash flows that are expected to increase to more than $100 million after repayment of the Amgen royalty advance.”

Gattex launch highlights

  Gattex is now available for shipment and the company’s 30-person strong field force is fully deployed and calling on targeted healthcare providers.
  NPS introduced Gattex to a target audience of healthcare providers at the American Society of Parenteral and Enteral Nutrition’s Clinical Nutrition Week, which was held February 9-12 in Phoenix. Clinical Nutrition Week is the premier conference on clinical nutrition and metabolism. NPS supported a continuing medical education or CME symposium entitled “Current and Emerging Approaches to Promoting Intestinal Adaptation in Adults with Short Bowel Syndrome (SBS).”
  NPS’ field-based key account directors are presenting detailed information regarding the clinical burden of SBS and the value of treatment with Gattex to a comprehensive group of private and government insurers. The information has been well-received by public and private payers and feedback has been consistent with the company’s pre-launch market access research, which indicated coverage of Gattex with a tier placement and restrictions typical of ultra-orphan products.
  NPS Advantage™, the company’s personalized support program for Gattex patients, is fully operational and the company’s Care Coordinators are interacting with healthcare providers and conducting personalized benefits investigations for Gattex-eligible patients.
  Gattex is being distributed through a limited distribution network of specialty pharmacies. In addition to product distribution, these companies will also provide Gattex-related clinical services for those SBS patients who are within their network.

Other business highlights

Gattex® (teduglutide) in short bowel syndrome

  On December 21, 2012, the U.S. Food and Drug Administration’s (FDA) Gastrointestinal Drugs Advisory Committee approved Gattex® (teduglutide [rDNA origin]) for injection, for subcutaneous use for the treatment of adult patients with SBS who are dependent on parenteral support. Gattex is now available for shipment in the U.S. For full prescribing information, please visit www.Gattex.com.
  The company’s Phase 3 study of Gattex was published in the peer-reviewed journal, Gastroenterology, the official journal of the American Gastroenterological Association. The 24-week study, known as STEPS, showed that Gattex was effective and well-tolerated in reducing parenteral support volume and number of infusion days in SBS patients.
  The Journal of Parenteral and Enteral Nutrition recently published clinical considerations and best-practice recommendations for introducing Gattex into the management of SBS. The recommendations conclude that integrating Gattex into a coordinated approach to treating SBS may result in more success in rehabilitating the intestine and weaning SBS patients from parenteral support.
  NPS expects STEPS 2, a 24-month, open-label study in adult SBS, to complete in the first quarter of 2013 and will report results thereafter.
  NPS expects to meet with the FDA in the first half of 2013 and discuss its development strategy for pediatric SBS thereafter.

Natpara® (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  NPS has met with FDA to discuss its Human Factors/Usability testing of the Naptara injection pen device. The final study will be initiated in March 2013 with results expected in the second quarter of 2013.
  NPS continues to work toward submitting its U.S. Biologics License Application (BLA) for Natpara. In order to finalize its submission, the company needs to resolve certain previously disclosed manufacturing issues. The company expects to complete certain key root cause analyses during the second quarter of 2013. Subject to resolution of the manufacturing issue, the company expects to submit its BLA in the second half of 2013.

Financial results

Royalties

Royalty revenues were $27.1 million for the fourth quarter of 2012 and $26.3 million for the fourth quarter of 2011. For the full year, royalty revenues were $105.6 million for 2012 compared with $96.5 million for 2011. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), (iii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), and (iv) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Royalty:
Sensipar	$24.0	$20.9	$89.3	$77.6
REGPARA	2.3	2.2	8.7	7.6
Preotact	--	2.6	4.8	9.1
NUCYNTA and other	0.8	0.6	2.8	2.2
Total	$27.1	$26.3	$105.6	$96.5

On February 15, 2013, the company received a cash payment of $16 million for the Sensipar royalties earned during the fourth quarter of 2012. The remaining $8 million of Sensipar royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At December 31, 2012, NPS had $80.2 million in long-term, non-recourse debt secured by its Sensipar royalties.

Research and development

Research and development expenses were $24.0 million for the fourth quarter of 2012 and $21.6 million for the fourth quarter of 2011. The increase in fourth-quarter research and development expense is primarily driven by personnel-related expenses, including non-cash expense associated with equity awards that vested upon Gattex approval. For the full year, research and development expenses were $94.8 million for 2012 compared with $73.8 million for 2011. The increase in 2012 research and development expenses was primary due to the production of pre-launch Gattex and Natpara inventory, regulatory activities, medical affairs activities, and personnel-related costs, which included non-cash expense associated with equity awards that vested upon the approval of Gattex.

General and administrative

General and administrative expenses were $11.2 million for the fourth quarter of 2012 and $7.2 million for the fourth quarter of 2011. For the full year, general and administrative costs were $36.9 million for 2012 compared with $24.2 million for 2011. The increase in general and administrative expenses was primarily due to commercial-readiness activities for Gattex and personnel-related expenses, including non-cash expense associated with equity awards that vested upon the approval of Gattex.

Interest expense

Interest expense was $3.8 million for the fourth quarter of 2012 and $6.6 million for the fourth quarter of 2011. For the full year, interest expense was $18.2 million in 2012 versus $37.7 million in 2011. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $101 million at December 31, 2012 compared with $162 million at December 31, 2011.

Long-term debt

At December 31, 2012, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

All other debt on the company’s balance sheet is non-recourse and secured solely by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of these obligations, the cash flows from these royalties will revert to NPS in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at December 31, 2012 and 2011:

In millions
	December 31, 2012	December 31, 2011
Non-recourse debt:
Sensipar/Mimpara-secured	$80.2	$126.8
Preotact-secured	42.8	48.3
REGPARA-secured	36.3	36.3
Total non-recourse debt	159.3	211.4
Less current portion	6.3	19.3
Total long-term non-recourse debt	$153.0	$192.1

2013 Financial guidance

NPS is providing the following financial guidance for 2013. The guidance comprises projections based on numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the disclosure notice below.

In 2013, NPS expects its operating expenses, including the impact of share-based compensation, to be between $135 and $145 million.

For 2013, the company will provide the number of patients on Gattex at the end of each quarter, starting with its second quarter financial results announcement.

Conference Call Information

NPS will host a conference call beginning today at 4:30 p.m. Eastern Time. To participate in the conference call, dial (866) 783-2137 and use pass code 99534128. International callers may dial (857) 350-1596, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 99734684, until midnight Eastern Time, March 7, 2013. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® 0.05 mg/kg/d (teduglutide [rDNA origin]) for injection is FDA-approved for the treatment of adult patients with short bowel syndrome (SBS) who are dependent on parenteral support. NPS is also developing Natpara® (rhPTH[1-84]) for the treatment of adult hypoparathyroidism and expects to submit its Biologic License Application (BLA) to the FDA in 2013.

NPS's earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, Kyowa Hakko Kirin, and Takeda GmbH.

"NPS," "NPS Pharmaceuticals," "Gattex," and "Natpara" are the company's trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning our future financial performance. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex, including the risk that physicians and patients may not see the advantages of Gattex and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, the risks that the company may be unable to resolve the manufacturing issue in order to submit its BLA for Natpara, the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenues:
Royalties	$27,134	$26,258	$105,587	$96,502
Sale of royalty rights	--	--	25,000	--
Milestones and license fees	50	--	57	5,044
Product sales	--	--	--	99
Total revenues	27,184	26,258	130,644	101,645

Costs and expenses:
Cost of royalties	--	--	--	500
Cost of license fees	--	3	--	2,543
Research and development	24,042	21,564	94,839	73,831
General and administrative	11,160	7,198	36,929	24,226
Total operating expenses	35,202	28,765	131,768	101,100
Operating income (loss)	(8,018)	(2,507)	(1,124)	545
Other (expense) income:
Interest income, net	68	61	292	321
Interest expense	(3,753)	(6,586)	(18,198)	(37,736)
Other	(500)	396	295	621
Total other expense, net	(4,185)	(6,129)	(17,611)	(36,794)
Loss before income tax expense	(12,203)	(8,636)	(18,735)	(36,249)

Income tax expense	--	--	--	18
Net loss	($12,203)	($8,636)	($18,735)	($36,267)
Net loss per common and potential common share:
Basic	($0.14)	($0.10)	($0.22)	($0.45)
Diluted	($0.14)	($0.10)	($0.22)	($0.45)
Weighted average common and potential common share:
Basic	87,266	86,803	86,999	81,279
Diluted	87,266	86,803	86,999	81,279

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	December 31,	December 31,
	2012	2011
Assets:
Cash, cash equivalents and marketable investment securities	$100,715	$162,233
Account receivable	30,276	29,532
Other current assets	6,060	7,863
Property and equipment, net	4,193	4,346
Goodwill	9,429	9,429
Debt issuance costs, net	436	577
Total assets	$151,109	$213,980

Liabilities and Stockholders’ Deficit:
Current liabilities	$29,567	$43,603
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	153,024	192,085
Other long-term liabilities	6,614	7,863
Total liabilities	205,750	260,096

Common stock and additional paid-in capital	954,539	944,430
Accumulated other comprehensive income	5	(96)
Accumulated deficit	(1,009,185)	(990,450)
Total stockholders' deficit	(54,641)	(46,116)
Total liabilities and stockholders' deficit	$151,109	$213,980

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com